Exhibit 2.2




                             SUPPLEMENTAL AGREEMENT

                                     AMONG

                          BERGEN BRUNSWIG CORPORATION,

                          BIDDLE AND CROWTHER COMPANY,

                               RAYMOND L. BIDDLE

                                      AND

                               BERKLEY G. BIDDLE



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                               TABLE OF CONTENTS
                               -----------------

SECTION                                                                  Page
- -------                                                                  ----
1.   INCORPORATION BY REFERENCE.........................................    1

2.0  REPRESENTATIONS AND WARRANTIES OF
       CORPORATION AND STOCKHOLDERS.....................................    1

2.1  ORGANIZATION AND BUSINESS OF THE CORPORATION.......................    1

2.2  CAPITALIZATION; FUNDED DEBT........................................    1

2.3  SUBSIDIARIES; ACQUISITIONS;
       DISPOSITIONS; INVESTMENTS........................................    2

2.4  FOREIGN QUALIFICATIONS.............................................    2

2.5  BUSINESS NAMES.....................................................    2

2.6  OWNED REAL ESTATE..................................................    2

2.7  LEASED REAL ESTATE.................................................    3

2.8  TANGIBLE PERSONAL PROPERTY.........................................    3

2.9  CONDITION OF PERSONAL PROPERTY.....................................    3

2.10 INTANGIBLE PERSONAL PROPERTY; COMPUTER PROGRAMS....................    3

2.11 TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE;
     CUSTOMER LOAN GUARANTEES; INVENTORY................................    4

2.12 STOCKHOLDERS; TITLE TO CORPORATION STOCK...........................    5

2.13 TITLE TO ASSETS....................................................    5

2.14 MATERIAL CONTRACTS.................................................    6

2.15 CUSTOMERS AND SUPPLIERS............................................    7

2.16 TRANSACTIONS WITH DIRECTORS, OFFICERS AND
       AFFILIATES.......................................................    7

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2.17 LABOR MATTERS......................................................    7

2.18 BENEFIT PLANS; ERISA...............................................    8

2.19 INSURANCE..........................................................   10

2.20 LICENSES AND PERMITS...............................................   10

2.21 AUTHORITY RELATIVE TO AGREEMENT;
       ENFORCEABILITY...................................................   10

2.22 COMPLIANCE WITH OTHER INSTRUMENTS; CONSENTS........................   11

2.23 COMPLIANCE WITH APPLICABLE LAWS....................................   11

2.24 ENVIRONMENTAL COMPLIANCE...........................................   12

2.25 FINANCIAL STATEMENTS...............................................   13

2.26 TAXES..............................................................   15

2.27 LITIGATION.........................................................   17

2.28 ADVERSE BUSINESS CHANGES...........................................   17

2.29 BROKERAGE..........................................................   18

2.30 BANKS..............................................................   19

2.31 EXHIBITS...........................................................   19

2.32 FULL DISCLOSURE....................................................   19

3.0  REPRESENTATIONS AND WARRANTIES OF BBC..............................   19

3.1  ORGANIZATION.......................................................   19

3.2  AUTHORIZATION......................................................   19

3.3  NO THIRD PARTY CONSENT REQUIRED; NO VIOLATION OF
       OTHER INSTRUMENTS................................................   19

3.4  FINANCIAL STATEMENTS...............................................   19

3.5  NO MATERIAL ADVERSE CHANGE.........................................   20

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3.6  FULL DISCLOSURE....................................................   20

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                                 Exhibit 2.2

                            SUPPLEMENTAL AGREEMENT


    Whereas Bergen Brunswig Corporation, a New Jersey corporation ("BBC") has this day entered into an agreement and plan of merger with Biddle & Crowther Company, a Washington corporation ("Corporation") and two of its stockholders--Berkley G. Biddle and Raymond L. Biddle (the
"Stockholders")--pursuant to which the Corporation will merge with and into BBC (the "Merger Agreement").

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. INCORPORATION BY REFERENCE. The representations and warranties set forth in this Supplemental Agreement are hereby incorporated in and made a part of the Merger Agreement. The terms defined in the Merger Agreement shall have the same meaning in this Agreement.

    2.0 REPRESENTATIONS AND WARRANTIES OF CORPORATION AND STOCKHOLDERS. The Corporation and the Stockholders jointly and severally represent and warrant to BBC as follows:

    2.1  ORGANIZATION AND BUSINESS OF THE CORPORATION.

         2.1.1 The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all requisite corporate power, franchises and licenses to own its property and conduct the business in which it is engaged.

         2.1.2 Complete copies of the Corporation's certificate of incorporation (with all amendments), by-laws (with all amendments), minutes, stock transfer records and agreements, if any, among some or all of the Corporation's stockholders have been delivered or made available to BBC.

         2.1.3 The Corporation is engaged in the business of distributing medical and surgical supplies and devices. It is not now and never was a manufacturer of medical devices (as the term "manufacturer" is defined in FDA Reg. 804.3(k)) or an importer of medical devices.

    2.2   CAPITALIZATION; FUNDED DEBT.

          2.2.1 The Corporation has an authorized capital stock consisting solely of 313,000 shares of Common Stock, no par value, of which 267,900 are issued and outstanding (the "Corporation Stock"). The authorized capital stock consists of 300,000 shares classified as "Class A," of which 256, 000 shares are issued and outstanding, and 13, 000 shares classified as "Class B," of which 11,990 shares are issued and outstanding. All of such outstanding shares of Corporation Stock have been validly issued and fully paid, are nonassessable and


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were issued in compliance with applicable federal and state securities laws.
The Corporation does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating the Corporation to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible thereinto, or any agreements restricting transfer of the Corporation Stock. No persons who are now holders of the Corporation Stock, and no persons who previously were holders of the Corporation Stock, are or ever were entitled to preemptive rights other than persons who either exercised or waived those rights.

         2.2.2 The Corporation has no term or funded debt, or indebtedness of any other type to banks or Affiliates.

    2.3  SUBSIDIARIES; ACQUISITIONS; DISPOSITIONS; INVESTMENTS.

         2.3.1 Except as disclosed on Exhibit 2.3.l annexed hereto, the Corporation does not now, and did not subsequent to its organization, directly or indirectly own or otherwise control, acquire or dispose of any corporation, partnership, joint venture or other business entity.

         2.3.2 The Corporation does not have an investment in any partnership, limited liability company, joint venture or other business entity, other than a passive limited partnership interest, which the Corporation will distribute to its stockholders prior to the Closing.

    2.4  FOREIGN QUALIFICATIONS.

         2.4.1 The Corporation is, or at the Closing will be, qualified to do business as a foreign corporation in Alaska, California, Idaho, Montana, Oregon and Utah, and is not required to be so qualified in any other State, in Canada or in any Province thereof.

         2.4.2 The Corporation does not now own, and never has owned, assets (including but not limited to order entry devices) located in any state other than those states listed in Section 2.4. 1.

         2.4.3 The Corporation does not deliver merchandise, other than by common carrier, file tax returns or permit its salesmen routinely to call upon customers, in any state other than those listed in Section 2.4. 1.

    2.5 OTHER BUSINESS NAMES. Except as disclosed on Exhibit 2.5 annexed hereto, the Corporation has not, during the sixty months ended October 31, 1994, done business under any name other than its corporate name, and during that period, did not use any trade name or fictitious name.

    2.6 OWNED REAL ESTATE. Except as disclosed on Exhibit 2.6 annexed hereto, the Corporation does not now, and never did, own any real estate.

    2.7  LEASED REAL ESTATE.


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         2.7.1     Exhibit 2.7.1 annexed hereto contains the name and address of the landlord of each building leased by the Corporation and the date and expiration date of the lease for each of the Premises. A true and complete copy of each such lease has been or will promptly be delivered to BBC.

         2.7.2 The Corporation is not in default under any such lease and is not aware of any facts which, with notice and/or the passage of time, would constitute such a default.

         2.7.3 Each leased building complies in all respects, to the best of our knowledge, with municipal, state and federal statutes, ordinances, rules and regulations applicable to the construction of the building and its use as a distribution facility, including but not limited to zoning, building, environmental and Occupational Safety and Health regulations, the Americans with Disabilities Act, and the Federal Food, Drug & Cosmetic Act , as amended (the "FDA Act").

         2.7.4 The roof, exterior walls, and all other structural components of each such building are in good condition; the Corporation is not in default with respect to requirements under applicable lease provisions to make any repairs thereto; the Corporation has done all periodic maintenance which it has been required to do under applicable lease provisions, and has not deferred any such maintenance; and the heating, air conditioning, plumbing and electrical systems of each leased building are in good operating order, ordinary wear and tear excepted.

         2.7.5 Except as otherwise indicated on Exhibit 2.7.5 annexed hereto, the transaction contemplated by the Merger Agreement is not described in any such lease as an event which requires the landlord's consent, or such consent has been obtained.

         2.7.6 The Corporation has not sublet any portion of any of the Premises to a third party.

         2.7.7 The Corporation, as tenant, has never assigned a lease to a third party.

    2.8 TANGIBLE PERSONAL PROPERTY. Exhibit 2.8 annexed hereto identifies all items, initially valued at more than $5,000, of machinery, motor vehicles, computer equipment, furniture, fixtures, leasehold improvements, and all other tangible personal property owned by, in the possession of, or used by the Corporation in connection with its business on the date hereof. The Corporation is not a party to any equipment lease which involves monthly payments by the Corporation of more than $5,000 on account of any such lease.

    2.9 CONDITION OF PERSONAL PROPERTY. All personal property owned by the Corporation or leased and used by the Corporation in its business is in good condition, nominal wear and tear excepted, and is in good operating order.

    2.10 INTANGIBLE PERSONAL PROPERTY; COMPUTER PROGRAMS.

         2.10.1    Exhibit 2.10.1 annexed hereto contains an accurate and


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complete list of all intangible personal property owned or used by the
Corporation, including all distributorship, franchise and license agreements (whether the Corporation is the grantor or grantee of such distributorship, franchise or license), and all patents, patent applications, inventions, trademarks, trademark applications, copyrights, trade names, and securities. Copies of all written instruments which evidence such intangible personal property have been delivered to BBC. Except as disclosed on Exhibit 2.10.1 annexed hereto, the Corporation is the sole and exclusive owner or licensee of each of said items of intangible personal property; there are no claims or demands against the Corporation with respect to any of such items of intangible personal property, and no proceedings have been instituted, are pending, or to the knowledge of the Corporation have been threatened to terminate or cancel any such agreements or which challenge the right of the Corporation with respect to any of such assets; and there are no facts known to the Corporation which make it likely that any such agreements will not be renewed at its next expiration date or which might reasonably serve as the basis, in whole or in part, of any claim that any part of the business carried on by the Corporation infringes the patent, trademark, trade name, copyright, or other rights of any other person. Said Exhibit also indicates the name and address of any person (other than the Corporation) who owns any patent, patent application, trademark, trademark application, trade name, or copyright used by the Corporation and specifies the date of the agreement authorizing such use. The Corporation has the unrestricted right to use, free from any rights or claims of others, an trade secrets and customer fists which it has used or which it is now using in connection with the sale of any and all products or services which have been or are being sold by it.

         2.10.2 Exhibit 2.10.2 annexed hereto contains a list of computer programs used by the Corporation, indicating which are owned by the Corporation and which are used by the Corporation pursuant to a license from others, in each case identifying the licensor and the date of the license agreement. A complete and accurate copy of each such license agreement has been delivered to BBC.
That Exhibit also disclosed the uses which the Corporation makes of all such computer programs and contains a list of all data processing reports which the Corporation customarily generates. Except as indicated on that Exhibit, the computer programs listed thereon generate the data processing reports listed thereon in an error free manner.

    2.11 TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE; CUSTOMER GUARANTEES; INVENTORY.

         2.11.1 All Trade Accounts Receivable of the Corporation have originated in the ordinary course of its business, are valid and fully collectible and not subject to any defense, counterclaim or setoff. No Trade Accounts Receivable of the Corporation have been factored and, payment for all sales is due within 30 days or less after the date of shipment.

         2.11.2 Exhibit 2.11.2 annexed hereto lists all Notes Receivable owned by the Corporation and included as assets in the Most Recent Balance Sheet annexed hereto as part of Exhibit 2.25.1. All such Notes Receivable arose in the ordinary course of the Corporation's business, are valid and fully collectible, are not subject to any default, counterclaim or setoff, and are enforceable in accordance with their respective terms. Except as indicated on
Exhibit 2.11.2, each such Note Receivable is in good standing.



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         2.11.3    No Trade Account Receivable is collateralized.

         2.11.4. No customer loan from a third party has been guaranteed by the Corporation.

         2.11.5 All inventory in the Corporation's possession is governed by the Corporation and, except as otherwise noted on Exhibit 2.25.2 annexed hereto, is recorded on its books and records in accordance with GAAP and applicable provisions of the Internal Revenue Code ("Code"). All such inventory has been valued at cost, calculated on a LIFO method. No inventory in the Corporation's possession has been consigned to the Corporation.

         2.11.6 A true and complete copy of the Corporation's return goods policy is annexed hereto as Exhibit 2.11.6.

    2.12 STOCKHOLDERS; TITLE TO CORPORATION STOCK. Exhibit 2.12 annexed hereto contains a complete list of the names, addresses and tax identification numbers of all the stockholders of the Corporation and the number of shares of Corporation Stock owned by each of them. Each such person is the record and beneficial owner of the shares of Corporation Stock listed on that Exhibit, owns those shares of Corporation Stock free and clear of any security interests, liens, encumbrances or claims, and has the right to vote the Corporation Stock in favor of the transactions contemplated by the Merger Agreement without the consent of any other person. To the extent that any Stockholder has executed the Merger Agreement and the Supplemental Agreement, and plans to vote the Corporation Stock in favor of the transactions contemplated by the Merger Agreement, on behalf of any other person, evidence of his authority to do so has been delivered to BBC.

    2.13 TITLE TO ASSET. The Corporation has good and marketable title in and to all of its property reflected in the Most Recent Balance Sheet plus all assets purchased by the Corporation since the date of that Balance Sheet, less all assets which the Corporation has disposed of in the ordinary course since that date, which property is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind except as otherwise disclosed on Exhibit 2.13 annexed hereto. The only liens or security interests which exist, and at the Closing will exist, on the assets or assets owned or leased by the Corporation are those which either (a) secure liabilities disclosed on the Most Recent Balance Sheet, which liabilities shall be repaid prior to the Closing Date, (b) secure the ownership interests of lessors of equipment used by the Corporation and disclosed on Exhibit 2.13 annexed hereto, or (c) are liens for current taxes or assessments not yet due.

    2.14 MATERIAL CONTRACTS.

         2.14.1 Exhibit 2.14 annexed hereto identifies the following contracts, leases and other obligations to which the Corporation is a party or by which it is bound and which are not identified elsewhere on any other Exhibit to this Agreement: (a) contracts with or loans to any of the Corporation's stockholders, officers, directors, employees, agents, consultants, advisors,


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salesmen, distributors or sales representatives; (b) any currently effective employment or consulting contracts with, or covenants against competition by, any present or former employees of the Corporation; (c) any collective bargaining agreement; (d) contracts with suppliers other than purchase orders in the ordinary course of the Corporation's business; (e) contracts with customers other than purchase orders in the ordinary course of the Corporation's business;
(f) leases as lessor or lessee of real estate or equipment; (g) deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts or any other agreements or arrangements whereby any of the assets of the Corporation are subject to a lien, encumbrance, charge or other restriction; (h) unsecured loans and lines of credit; (i) contracts restricting the Corporation from doing business in any areas or in any way limiting competition; (j) contracts calling for aggregate payments by the Corporation in excess of $50,000 and which are not terminable without cost or liability on notice of 60 days or less; (k) contracts providing for the installation or maintenance of equipment purchased or leased by the Corporation and requiring payment by the Corporation of more than $500 per month; (1) any joint venture, partnership, limited liability company or limited partnership agreement; (m) any other contract which could have a material impact on the Corporation's sales, profitability or balance sheet; (n) guarantees by the Corporation of the obligations of any other party except those resulting from the endorsement of customer checks deposited by the Corporation for collection; (n) contracts requiring the Corporation to perform services for others over a period in excess of ninety (90) days from the date of such contract; (o) contracts affecting the transfer or voting of the Corporation Stock; and (p) all commitments to enter into any such contracts, leases or obligations. Except as disclosed on Exhibit 2.14, the Corporation has in all respects performed all material obligations required on its part to be performed to date under all of such contracts, obligations or commitments to which it is a party or otherwise bound and no default has occurred thereunder, whether waived or not, which could have an adverse effect upon the business or financial condition of, or impose a liability upon, the Corporation. All parties to such contracts, obligations or commitments with the Corporation are in substantial compliance therewith and no event has occurred which, through the giving of notice or the passage of time or both, would cause or constitute a material default under any such contracts, obligations or commitments or would cause the acceleration of any obligation of any party thereto.

         2.14.2 No purchase commitment is substantially in excess of the normal, ordinary, and usual requirements of the Corporation's business or was made at any price in excess of the then-current market price, or contains terms and conditions significantly more onerous than those which are usual and customary in the Corporation's industry.

         2.14.3 The Corporation has no outstanding bids, sale proposals, contracts, or unfilled orders quoting prices which do not include a mark-up over estimated cost consistent with past mark-ups on similar business.

         2.14.4 The Corporation is not a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous, or materially harmful to any aspect of the Corporation's business.

         2.14.5 Copies of the contracts listed or referred to on Exhibit 2.14 annexed hereto have been delivered to or made available for inspection by BBC.


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         2.14.6    No employment contract, consulting agreement or covenant
against competition, separately or in the aggregate, has resulted or is likely, as a result of the Merger, to result in the payment of "excess parachute payments" within the meaning of Section 280G of the Code, or in payments in excess of the limitations set forth in Section 162(m) of the Code.

    2.15 CUSTOMERS AND SUPPLIERS.

         2.15.1    Exhibit 2.15.1 annexed hereto lists the Corporation's ten
(10) largest customers, or groups of related customers, during the period beginning January 1, 1993 and ending October 31, 1994, the total value of business transacted with such customers annually during such period, and, if applicable, the reasons such contracts were terminated. Exhibit 2.15.1 annexed hereto also describes the Corporation's pricing policies currently in effect with respect to the customers listed on that Exhibit.

         2.15.2 Exhibit 2.15.2 annexed hereto lists the ten (10) largest suppliers from whom the Corporation purchased goods and services during the period beginning January 1, 1993 and ending October 31, 1994.

         2.15.3 To the best knowledge of the Corporation and the Stockholders, none of the customers listed on Exhibit 2.15.1 or the suppliers listed on Exhibit 2.15.2 intends to terminate or change significantly its relationship with the Corporation on and after the Closing Date, except as disclosed on either or both of those Exhibits.

    2.16 TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as listed on Exhibit 2.16 annexed hereto, there have been no transactions during the last three years between the Corporation and any director, officer, employee, stockholder or Affiliate.

    2.17 LABOR MATTERS.

         2.17.1 Annexed hereto as Exhibit 2.17.1 is a list, as of the date of this Agreement, showing the names of all employees of the Corporation, their original dates of employment, job titles, annual rates of pay for salaried employees, hourly rates of pay for hourly employees, rates of commission for commissioned sales persons and commission amounts paid to each such salesperson during each of 1993 and the portion of 1994 ended on the date of the Most Recent Balance Sheet.

         2.17.2 Except as listed on Exhibit 2.17.2 annexed hereto, all employees of the Corporation are employees at will who may be terminated by the Corporation at any time with no obligation to make any payment except wages to the date of termination.

         2.17.3 The Corporation is not indebted to nor a creditor of any stockholder of the Corporation or of any relative of any such stockholder except for accrued wages and salaries.



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         2.17.4    The Corporation is in compliance with all federal and state laws respecting employment, wages and hours. It is not engaged in any discriminatory hiring or employment practices nor have any employment discrimination or unfair labor practice complaints against the Corporation been filed, or, to the knowledge of the Corporation and the Stockholders, threatened to be filed, with any federal or state agency having jurisdiction over the Corporation's labor matters. The Corporation has not been threatened by any former employee with any suit alleging wrongful termination nor do the Corporation or the Stockholders have knowledge of facts which might form a basis for such a suit.

         2.17.5 Exhibit 2.17.5 annexed hereto lists all persons who left the employ of the Corporation voluntarily or were terminated after December 31, 1992, and, to the extent known to the Corporation or the Stockholders, the reason(s) such persons left the employ of the Corporation.

         2.17.6 The Corporation has not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8 U.S.
C. Section 1324a(h)(3). The Corporation has complied, or caused any such agent or independent contractor, to comply with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R. Section 274a, as amended.

         2.17.7 The Corporation is not a party to any collective bargaining agreement and has not experienced any strike, slowdown, picketing, work stoppage, labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the Corporation's employees; nor has any application or complaint about the Corporation been filed by an employee of the Corporation or by any union with the National Labor Relations Board or any comparable state or local agency during the 36 months ended on the date of this Agreement.

         2.17.8 Attached hereto as Exhibit 2.17.8 is a list of the Corporation's key sales personnel.

    2.18 BENEFIT PLANS; ERISA.

         2.18.1 Exhibit 2.18.1 annexed hereto contains a true and complete list of all funded or unfunded, written or oral, employee benefit plans, contracts, agreements, incentives, salary, wage or other compensation plans or arrangements, including but not limited to all pension and profit sharing plans, savings plans, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefit, collective bargaining agreements, employment contracts, consulting agreements, retiree benefits and agreements, severance agreements and each other employee benefit program, plan, policy or arrangement (each a "Benefit Plan") maintained, contributed to, or required to be contributed to by the Corporation for the benefit of the employees of the Corporation, former employees, directors, agents or consultants of the Corporation, or for which the Corporation may be responsible or with respect to which it may have any liability, whether or not subject to the Employee Retirement Income Security Act of 1974 ("ERISA").


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         2.18.2    The Corporation has delivered to BBC true and complete copies of all documents embodying the Benefit Plans. Each of the Benefit Plans listed in Exhibit 2.18.1 annexed hereto is and has at all times been in compliance in all material respects with all applicable provisions of ERISA, the Code and other laws.

         2.18.3 Each of the Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code now meets, and since its inception has met, the requirements for qualification under Section 401(a) of the Code and nothing has occurred which would adversely affect the qualified status of any such Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to the qualification under the Code of each Benefit Plan and the Internal Revenue Service has not taken any action to revoke that letter.

         2.18.4 Each fiduciary and every plan official of each Benefit Plan is bonded to the extent required by Section 412 of ERISA. Exhibit 2.18.4 annexed hereto describes steps which have been taken to terminate the Corporation's Defined Benefit Pension Plan. All such steps have been taken or will be taken in full compliance with Title IV of ERISA and no liability under such Title has been incurred by the Corporation that has not been satisfied in full; no condition exists that could reasonably be expected to result in the Corporation incurring a liability under such Title other than such liability as may be incurred in connection with the termination of the Corporation's Defined Benefit Pension Plan. Those sections of an annual reports heretofore filed with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guarantee Corporation by or on behalf of every Benefit Plan which were required to be certified were certified without qualification by the accountants or actuaries of such Benefit Plan. By their terms, each of the Benefit Plans can be amended, terminated or otherwise discontinued by the Corporation after the Closing without liability.

         2.18.5 Except as specifically set forth in Exhibit 2.18.5 annexed hereto, the execution and performance of the Merger Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, consultant, agent or director of the Corporation.

         2.18.6    No Benefit Plan is a multi-employer plan as defined in
Section 3(37) of ERISA.

         2.18.7 Each group health plan (within the meaning of Section 5000(b)(1) of the Code) maintained by the Corporation has been administered in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as provided under Section 4980B of the Code and any regulations promulgated or proposed under the Code. Except to the minimum extent required by COBRA, the Corporation does not now and has never maintained, sponsored or contributed to any plan, program or arrangement providing post-termination of employment health, dental,


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disability or life insurance benefits with respect to employees or former employees and/or their spouses and dependents.

         2.18.3 The Corporation or the plan "administrator" (as defined in Section 3(16) of ERISA) of each Benefit Plan has timely filed all ERISA and Code required reporting and disclosure forms, including, but not limited to, the Form 5500 series, with the appropriate governmental agencies, with respect to every Benefit Plan required to file such forms.

    2.19 INSURANCE. Exhibit 2.19 annexed hereto lists all insurance policies (other than life insurance) which the Corporation currently has in effect and which it had in effect during each of the six (6) years ended December 31, 1993. That Exhibit lists, for each such policy, the name of the carrier, the policy number, the policy period, the basic coverage afforded and the amount of coverage. Except as otherwise noted on Exhibit 2.19, all such general public liability insurance policies provide occurrence coverage. Complete copies of said policies, including all endorsements, have been delivered to or made available for inspection by BBC.

    2.20 LICENSES AND PERMITS. The Corporation has all material licenses, permits, orders, approvals and authorizations required by the Corporation for the conduct of its business as presently conducted. The Corporation is acting within the terms of such licenses, permits, orders, approvals and authorizations. The Corporation has not received any notice of investigation, evaluation or suspension of any such permits, licenses, orders, approvals or authorizations. To the best knowledge of the Corporation and the Stockholders, no suspension or cancellation of any such licenses, permits, orders, approvals or authorizations is contemplated or has been threatened.

    2.21 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEABILITY. The execution, delivery and performance of the Merger Agreement and this Agreement are within the legal capacity and power of the Corporation and the Stockholders; have been duly authorized by all requisite corporate action on the part of the Corporation, subject only to compliance with the HSR Act. The Merger Agreement and this Agreement each is a legal, valid and binding obligation of the Corporation and the Stockholders enforceable against the Corporation and the Stockholders in accordance with its terms, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and (b) equitable principles limiting the availability of equitable remedies. All persons who executed the Merger Agreement and this Agreement on behalf of the Corporation have been duly authorized to do so.

    2.22 COMPLIANCE WITH OTHER INSTALLMENTS; CONSENTS. Neither the execution of the Merger Agreement or this Agreement nor the consummation of the transactions contemplated by the Merger Agreement will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the assets of the Corporation under, any provision of the Corporation's certificate of incorporation or by-laws or any indenture, mortgage, lien, lease, agreement, contract or instrument, or any other restriction of any kind or character to which the Corporation is subject or by which the Corporation is bound, or require the consent of any third party or governmental agency, except for compliance with the HSR Act.

    2.23 COMPLIANCE WITH APPLICABLE LAWS.

         2.23.1 The Corporation is in compliance with the FDA Act (including, but not limited to, the Safe Medical Devices Act of 1990 and the Fair Packaging and Labeling Act), the Americans with Disabilities Act, and all federal, state, county, and municipal laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of its business or to the assets owned, used, or occupied by it, and the Corporation has received no notice or advice to the contrary. All registrations, renewals and reports required by federal, state and local governments, including, but not limited to, reports to the Food and Drug Administration ("FDA"), the Drug Enforcement Agency ("DEA"), the United States Environmental Protection Agency ("USEPA"), the Occupational Safety and Health Administration ("OSHA"), the United States Department of Commerce ("DOC") and state equivalents of such federal agencies issuing licenses or qualifications to import, export, manufacture, assemble or sell various classes and types of products sold by the Corporation, if such licenses or qualifications are necessary, and other reports to similar agencies, board groups or administrations, have been timely filed and all information contained therein is true and correct. Specifically, but without limitation, the Corporation has maintained the records required pursuant to rules promulgated by the Board of Pharmacy of the State of Washington.

         2.23.2 The Corporation does not distribute, and has not previously distributed, controlled substances listed in Schedules I and II of the regulations promulgated by the DEA.

         2.23.3 Except as described on Exhibit 2.23.3, the Corporation does not now and never has repackaged or relabelled any of the products which it distributes.

         2.23.4 Neither the execution of the Merger Agreement nor consummation of the Merger will (a) violate any order, writ, injunction, statute, rule or regulation applicable to the Corporation or (b) require the consent, approval, authorization or permission of, or the filing with or the notification of, any federal, state or local government agency.

    2.24 ENVIRONMENTAL COMPLIANCE.

         2.24.1    For purposes of this Agreement,

                   (a) "Regulated Substance" includes any pollutant, chemical substance, hazardous waste, hazardous substance or contaminant regulated under, or defined in or pursuant to, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Toxic Substance Control Act as amended (15 U.S.C. 2601, et seq.), the Clean Air Act as Amended (42 U.S.C. 7401 et seq.), the Clean Water Act as amended (33 U.S.C. 1251, et seq.,) or any other federal, state or local environmental law or regulation.

                   (b) "Enforcement Notice" means a summons, notice, notice of violation, citation, directive, order, claim, litigation, investigation, judgment, letter or other communication, written or oral, actual or threatened, from the USEPA, any other federal, state or local agency or authority, any other entity or any individual, concerning any intentional or unintentional action or omission resulting or which might result in the Releasing of a Regulated Substance into the air or the waters or onto the lands of the States of Alaska, California, Idaho, Montana, Oregon, Utah or Washington, or into the air or waters outside the jurisdiction of such States where damage may have resulted or might result to the lands, waters, drinking water supplies, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of, the United States, any of the states fisted above or any local government, or into the "environment", as such term is defined in 42 U.S.C. 9601(8).

                   (c) "Releasing" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

         2.24.2 The Corporation is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination, including, but not limited to, all laws and regulations governing the generation, use, correction, treatment, storage, transportation, recovery, removal, discharge, or disposal of Regulated Substances and all laws and regulations with regard to record-keeping, notification and reporting requirements respecting Regulated Substances. The Corporation has not been alleged to be in violation of, nor has it been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years.

         2.24.3 There are no facts or circumstances that the Corporation or the Stockholders reasonably believe could form the basis for the assertion of any claim against -the Corporation relating to environmental matters, including, but not limited to, any claim arising from past or present environmental practices asserted under any of the statutes listed in Section 2.24.1(a), the regulations promulgated thereunder or any other federal, state or local environmental law or regulation.

         2.24.4 The Corporation has all permits, approvals and consents under all applicable environmental statutes and regulations to operate lawfully the business which it currently conducts and currently expects to conduct.

         2.24.5 There have been no Regulated Substances generated, transported or disposed of by the Corporation during the past three years except as an integral part of products sold by the Corporation in the ordinary course of its business. No Regulated Substances have been either disposed of or found by the Corporation or, to the knowledge of the Corporation or the Stockholders, by any other party, at any site or facility operated by the Corporation presently or at any previous time or by any predecessor of the Corporation or by any company whose business or assets have been acquired by the Corporation.

         2.24.6 There are no Enforcement Notices in effect, and the Corporation does not know of and has no reason to know of any facts which might result in the issuance of any Enforcement Notice, with respect to the Corporation or any predecessor in use, occupancy, interest or title to the real or personal properly owned or leased by the Corporation.

         2.24.7 Promptly upon teaming thereof, the Corporation and the Stockholders will advise BBC of any facts or circumstances known to them that they reasonably believe could form the basis for the assertion of any claim against the Corporation relating to environmental matters, including, but not limited to, any claim arising from past or present environmental practices asserted under CERCLA, SWDA, or any other federal, state or local environmental statute. There has been no written communication during the past three years between the Corporation and any federal or state environmental agency.

         2.24.8 The Corporation does not own, lease or use underground storage tanks at any of the Premises.

    2.25 FINANCIAL STATEMENTS.

         2.25.1 The Corporation has delivered to BBC the balance sheets of the Corporation as of December 31, 1991, 1992 and 1993 and October 31, 1994 (the "Most Recent Balance Sheet") and the related statements of net income, changes in stockholders' equity and cash flows for each of the three years and ten months then ended. A complete and accurate copy of those financial statements is included in Exhibit 2.25.1 annexed hereto. The financial statements at December 31, 1993 and for the year then ended have been audited by the accounting firm of Clark, Nuber & Co. The financial statements of the Corporation at December 31, 1991 and 1992 and for the two years ended December 31, 1992 have been reviewed but not audited by that accounting firm.

         2.25.2 Except as indicated on Exhibit 2.25.2 annexed hereto, those financial statements fairly present the financial position of the Corporation and the results of its operations as at the dates and for the periods to which they apply, and such statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved.

         2.25.3 No value has been or will be assigned in any of said balance sheets to (a) any intangible items including but not limited to goodwill, trademarks, trade names, contract rights, customer fists, books and records, restrictive covenants, deferred charges, or prepaid expenses for any item other than taxes, rent or insurance; (b) office supplies or advertising or promotional material; (c) any asset previously charged to expense; or (d) any other asset which it has been the Corporation's practice to write-off as an expense.

         2.25.4 Except as disclosed in Note 11 to its financial statements annexed hereto as Exhibit 2.25.1 (the "Most Recent Balance Sheet"), the Corporation had no liabilities (whether absolute, accrued, contingent or otherwise) as at the date of that Balance Sheet which are required to be reflected in and disclosed on the aforesaid balance sheet at that date in accordance with GAAP but are not so reflected. The Corporation has incurred no liabilities whatsoever in addition to those reflected in or disclosed on the Most Recent Balance Sheet, except liabilities incurred in the ordinary course of its business subsequent to the date of that balance sheet. Exhibit 2.25.4 annexed hereto contains a schedule which lists separately all deferred contractual obligations of the Corporation, whether or not such obligations are required to be reflected on the Most Recent Balance Sheet.

         2.25.5 Accounts payable disclosed on the Most Recent Balance Sheet have been valued at gross invoice amounts without deducting any discounts available to the Corporation.

         2.25.6 A fist of all the Corporation's stock keeping units ("SKU's") which have had no movement since July 31, 1994 has been made available to BBC.

         2.25.7 "Other income" for the ten month period ended on the date of the Most Recent Balance Sheet consisted only of items listed on Exhibit 2.25.7 annexed hereto.

         2.25.8 Exhibit 2.25.8 annexed hereto lists all non-recurring expenses and corporate charges in excess of $25,000 incurred by the Corporation between December 31, 1991 and the date of this Agreement. Except as set forth in such Exhibit, there have been no other such expenses or charges, nor will any such expenses or charges be made by the Corporation prior to Closing.

         2.25.9 No funds or assets of the Corporation have been used for illegal purposes; no unrecorded funds or assets of the Corporation have been established for any purpose; no accumulation or use of the Corporation's funds has been made without being properly accounted for in the respective books and records of the Corporation; all payments by or on behalf of the Corporation have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records of the Corporation for any reason; no payment has been made by or on behalf of the Corporation with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Corporation has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual corporation, partnership or other entity, to secure business or to pay for business secured.

         2.25.10 The Most Recent Balance Sheet reflects adequate accruals for vested vacation and holiday benefits in accordance with GAAP.

         2.25.11 The Corporation has delivered to BBC complete and accurate copies of all responses from attorneys for the Corporation to inquiries from the Corporation's auditors with respect to the year ended December 31,1993.

         2.25.12 The Corporation has delivered to BBC a complete and accurate aging of the Corporation's Trade Accounts Receivable and Notes Receivable as of the date of the Most Recent Balance Sheet.

         2.25.13 The Corporation has delivered to BBC a complete and accurate listing, by vendor, of the Corporation's accounts payable and debit memos as of the most recent available date.

         2.25.14 The Corporation has delivered to BBC a complete and accurate listing of Trade Accounts Receivable write-offs in each of the last three years, net of recoveries, and the current balance in its Trade Accounts Receivable Reserve.

         2.25.15 The Corporation has delivered to BBC a complete and accurate listing of rebates, chargebacks, and reserves as of the most recent available date.

         2.25.16 The Corporation has delivered to BBC an accurate schedule of the current balance in the Corporation's LIFO Reserve and the changes made in that reserve during fiscal year ended December 31, 1993. The LIFO Reserve as of the date of the Most Recent Balance Sheet has been increased by $5,000 per month during the ten months ended on the date of the Most Recent Balance Sheet. That increase represents Management's estimate of the appropriate increase based on increases accrued during the three years ended December 31, 1993.

    2.26 TAXES.

         2.26.1 All tax and information returns required to have been filed by the Corporation have been filed with the appropriate authority; and all federal, state and local taxes, (including income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities, but excluding taxes payable by the Corporation's stockholders by virtue of the fact that the Corporation is an S corporation), charges, assessments, penalties and interest ("Tax Liabilities") of the Corporation have been paid to the extent such payments are required prior to the date hereof or accrued on the books of the Corporation. The returns were correct as filed. The Most Recent Balance Sheet includes adequate provisions for tax liabilities incurred or accrued as of the date of the Most Recent Balance Sheet. True and complete copies of the federal, state and local tax returns of the Corporation for each of the five years ended December 31, 1993 have been delivered or made available to BBC.
Exhibit 2.26.1 contains a list of tax returns which the Corporation is currently obligated to file.

         2.26.2 The federal tax returns of the Corporation have been audited or examined by the IRS through the Corporation's tax periods listed on Exhibit
2.26.2 annexed hereto. State and local franchise and sales tax returns have been audited through the tax periods listed on Exhibit 2.26.2 annexed hereto.
No assessments or additional Tax Liabilities have been proposed or threatened against the Corporation or any of its assets, and the Corporation has not executed any waiver of the statute of limitations on the assessment or collection of any Tax Liabilities. No issue has been raised in any such examination which can reasonably be expected to result in a deficiency in any years not covered by that examination. Adjustments, if any, to all such returns have been agreed upon and paid by the Corporation or the Stockholders or are being contested as indicated on Exhibit 2.26.2.

         2.26.3 Except as indicated on Exhibit 2.26.3 annexed hereto, there are no pending investigations of the Corporation or its tax returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign tax liens upon any of the Corporation's assets. Exhibit 2.26.3 contains a complete and accurate description of the matter which Clark, Nuber & Co. is handling, pursuant to a power of attorney, with respect to IRS Forms 1120S for 1991-1993.

         2.26.4 Exhibit 2.26.4 annexed hereto lists any elections which the Corporation has made with respect to the income tax treatment of any items which cannot be revoked without the consent of the Commissioner of Internal Revenue.

         2.26.5 The Corporation has, or by the Closing Date will have, valid sales tax resale certificates from all its customers covering all periods since which have not been barred by applicable statutes of limitations.

         2.26.6 During all periods in which the Corporation has sought to be treated as an S corporation, the Corporation has qualified for S corporation status under the Code and has taken all steps required to be taken in order to be treated as an S corporation under the Code. The Corporation has qualified for S corporation treatment under the tax laws of the states listed in Exhibit 2.26.6.

         2.26.7 The Stockholders hereby represent to BBC that they have sought and received tax advice from, and relied upon, their own tax advisors with respect to the tax free aspects of the transactions contemplated by the Merger Agreement and have not received or relied upon any such tax advice from BBC or its advisors.

         2.26.8 The Corporation has delivered to BBC a tax depreciation schedule as of the date of the Most Recent Balance Sheet which is complete and accurate with respect to all matters except that acquisitions and dispositions made since December 31, 1993 are not reflected in that schedule.

    2.27 LITIGATION. Except as disclosed on Exhibit 2.27 annexed hereto, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the knowledge of the Corporation and the Stockholders, threatened against the Corporation, nor is the Corporation subject to any existing judgment which might affect the financial condition, business, property or prospects of the Corporation; nor has the Corporation received any inquiry from any agency of the federal or of any state or local government about the transaction contemplated by the Merger Agreement, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets; nor has the Corporation been subject to any products liability claims during the six years ended on the date of this Agreement.

    2.28 ADVERSE BUSINESS CHANGES. Except as noted on Exhibit 2.28 annexed hereto, there has not been to the best knowledge of the Corporation and the
Stockholders:

         2.28.1 Any adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), reserves, operating profits, business, or prospects of the Corporation other than changes in the ordinary course of its business, none of which has been materially adverse (either when taken by itself or in conjunction with all other such changes), since the date of the Most Recent Balance Sheet;

         2.28.2 Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Corporation's business since the date of the Most Recent Balance Sheet;

         2.28.3 Any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Corporation, any commitment made or liability incurred by the Corporation, or any cancellation or compromise of any debt or claim of the Corporation otherwise than in the ordinary course of business since the date of the Most Recent Balance Sheet;

         2.28.4 Any dividend or distribution declared, set aside or paid in respect of the Corporation Stock or any repurchase by the Corporation of shares of Corporation Stock since the date of the Most Recent Balance Sheet.

         2.28.5 Any employment contract entered into during the 12-month period ended on the date of this Agreement; or any increase or decrease in the rates of compensation payable, as of the date of this Agreement, to or to become payable by the Corporation to any of its officers, directors employees or agents over or under the rates in effect during the 12 months ended on the date of the Most Recent Balance Sheet, other than general increases to personnel made in accordance with past practices; or any declaration, payment, commitment, or obligation of any kind, as of the date of this Agreement, for the payment by the Corporation of any bonus, additional salary or compensation, or retirement, termination or severance benefits, to officers, directors, employees or agents.

         2.28.6 Any amendment, termination or threatened termination as of the date of this Agreement, of any material contract, agreement, insurance policy, plan, lease, or license to which the Corporation is a party or by which it may be bound, otherwise than in the ordinary course of business during the 12 months ended on the date of this Agreement;

         2.28.7 Any material change in this Corporation's sources of supply or method of doing business during the 12 months ended on the date of this Agreement;

         2.28.8 Any distribution or disposition of the Corporation's assets, other than in the ordinary course of business, since the date of the Most Recent Balance Sheet;

         2.28.9 Any catastrophic event affecting the Corporation's business or assets such as but not limited to fire, explosion, earthquake, accident, flood, condemnation, act of God or public enemy, riot or civil disturbance since the date of the Most Recent Balance Sheet;

         2.28.10 Any loss or threatened loss, as of the date of this Agreement, of a customer or group of customers which purchased individually or in the aggregate more than $500,000 of goods and services from the Corporation since December 31,1993;

         2.28.11 Any loss or threatened loss, as of the date of this Agreement, of a supplier or group of suppliers from whom the Corporation purchased individually or in the aggregate more than $250,000 of goods and services since December 31,1993;

         2.28.12 Any material increase in the quantity of any item of inventory or material decrease in the service levels of inventory of the Corporation since the date of the Most Recent Balance Sheet;

         2.28.13 Any decrease in the aggregate gross profit margins realized by the Corporation on all the products which it sold during the three (3) month period ended on the date of this Agreement as compared with the same three (3) month period in 1993;

         2.28.14 Any termination since December 31, 1993 of any permit or license issued to the Corporation upon which a material portion of the Corporation's business is dependent;

         2.28.15 Any stature, order, judgment, writ, injunction, decree, permit, rule or regulation of any court or any governmental or regulatory body adopted or proposed to be adopted or entered, as of the date of this Agreement, which may materially and adversely affect the property or business of the Corporation; or

    2.29 BROKERAGE. No broker or finder other than Zachary Scott & Co. ("ZS") has rendered services to the Corporation or to any Stockholder in connection with the transactions contemplated by the Merger Agreement.

    2.30 BANKS. Exhibit 2.30 annexed hereto contains a complete list of the names and addresses of each bank in which the Corporation maintains an account and/or safe deposit box, the bank account numbers assigned to the Corporation, and the persons authorized to sign checks on behalf of the Corporation and to access any such safety deposit boxes.

    2.31 EXHIBITS. All the facts recited in Exhibits annexed hereto shall be deemed to be representations of fact as though recited in this Article 2.

    2.32 FULL DISCLOSURE. No representation or warranty made by the Corporation and the Stockholders in this Agreement, and no certification furnished or to be furnished to BBC pursuant to this Agreement or the Merger Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

    3.0 REPRESENTATIONS AND WARRANTIES OF BBC. BBC hereby represents and warrants to the Corporation and the Stockholders that:

    3.1 ORGANIZATION. BBC is duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power to execute, deliver, and perform this Agreement and the Merger Agreement.

    3.2 AUTHORIZATION. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been duly authorized by the Board of Directors of BBC, or a duly constituted committee of that Board of Directors. The Merger Agreement and this Agreement each constitutes the legal, valid and binding obligation of BBC, enforceable against BBC in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies. All persons who have executed this Agreement and the Merger Agreement on behalf of BBC have been duly authorized to do so.

    3.3 NO THIRD PARTY CONSENT REQUIRED; NO VIOLATION OF OTHER INSTRUMENTS. Neither the execution nor the performance of this Agreement or the Merger Agreement by BBC requires the consent of any third party, except for compliance with the HSR Act, and the issuance by the SEC of an order declaring effective the Registration Statement to be filed by BBC pursuant to the Merger Agreement, nor will it violate or result in a breach or constitute a default under any provision of any certificate of incorporation, by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which BBC is subject or by which it is bound.

    3.4 FINANCIAL STATEMENTS. BBC has delivered to the Corporation BBC's Annual Report to the SEC on Form 10-K and its Annual Report to Stockholders as of August 31, 1993 which includes its financial statements as of that date and for three years then ended, and its quarterly report to the SEC on Form 10-Q for the three month periods ended December 31, 1993, March 31, 1994 and June 30, 1994. Those statements fairly present the consolidated financial position of BBC and its subsidiaries as at the dates and for the periods to which they apply and have been prepared in conformity with GAAP.

    3.5 NO MATERIAL ADVERSE CHANGE. Since June 30, 1994, there have been no changes in the consolidated financial condition, assets, liabilities or business of BBC and its subsidiaries which in the aggregate would be materially adverse to the consolidated financial condition of BBC and its subsidiaries.

    3.6 FULL DISCLOSURE. No representation or warranty made by BBC or the Subsidiary in this Agreement, and no certification furnished or to be furnished to the Corporation and the Stockholders pursuant to this Agreement or the Merger Agreement, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

    IN WITNESS WHEREOF, this Supplemental Agreement has been executed and delivered, concurrently with the Merger Agreement, as of November 16, 1994.


BERGEN BRUNSWIG CORPORATION            BIDDLE & CROWTHER COMPANY

By:/s/ Dwight A. Steffensen            By:/s/ Berkley G. Biddle
   -----------------------------          -----------------------------------
   Dwight A. Steffensen, President

                                          /s/ Berkley G. Biddle
                                          -----------------------------------
                                          Berkley G. Biddle


                                          /s/ Raymond L. Biddle
                                          -----------------------------------
                                          Raymond L. Biddle